Exhibit 10.5

Amendment No. 4
Papa John’s International, Inc.
Deferred Compensation Plan

WHEREAS, Papa John’s International, Inc. (the “Company”) adopted the Papa John’s International, Inc. Deferred Compensation Plan (the “Plan”) effective September 28, 1998; and

WHEREAS, the Company reserved the right to amend the Plan in Section 12.2 thereof; and

WHEREAS, the Company desires to amend the Plan to authorize the Chief Executive Officer of the Company (or by an Officer of the Company authorized by the Chief Executive Officer) to determine the eligibility of employee team members to participate in the Plan;

NOW, THEREFORE, BE IT:

RESOLVED that the Plan is amended in the following respects, with effect from the date of this resolution:

1.             Section 2.1 is amended to read as follows:

2.1           Eligibility.             The following employee team members are eligible to participate in the Plan and shall hereinafter be referred to as “Eligible Employees”:  any team member of the Company (and any affiliate that has been authorized by the Company to participate in the Plan as to its eligible employees) who (1) is part of a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(4) and 401(a)(1), and (2) has been specifically designated as eligible to participate by the Chief Executive Officer of the Company (or by an Officer of the Company authorized by the Chief Executive Officer to make such determinations of eligibility).

2.             In all other respects, the Plan is ratified, confirmed and approved.